                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            BASIN EXPLORATION, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X]  No fee required.
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5)  Total fee paid:

--------------------------------------------------------------------------------

     [ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------
     (2)  For, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3)  Filing Party:

--------------------------------------------------------------------------------
     (4)  Date Filed:

--------------------------------------------------------------------------------

                             BASIN EXPLORATION, INC.
                           370 17th Street, Suite 3400
                             Denver, Colorado 80202
                                 (303) 685-8000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 28, 1997

TO THE STOCKHOLDERS:

         The Annual Meeting of the Stockholders of BASIN EXPLORATION, INC. will be held in the Highland Room of the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on April 28, 1997 at 8:30 a.m. for the following purposes:

           1.     To re-elect Class II directors to the Board of Directors.

           2. To approve the appointment of Arthur Andersen LLP as independent auditors for the current fiscal year.

           3. To transact such other business as may properly come before or the meeting any adjournment(s) thereof.

         Only stockholders of record as of the close of business on March 14, 1997 (the "Record Date") will be entitled to notice of or to vote at this meeting or any postponement or adjournment(s) thereof. A copy of the Annual Report to Stockholders for the Fiscal Year Ended December 31, 1996 is enclosed with this Notice and Proxy Statement.

         WE HOPE YOU WILL BE ABLE TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

                       BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ HOWARD L. BOIGON
                                        Howard L. Boigon
                                        Secretary

April 1, 1997

                             BASIN EXPLORATION, INC.

                                 PROXY STATEMENT

                                     FOR THE

                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 28, 1997

         This Proxy Statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of BASIN EXPLORATION, INC. (the "Company") for use at the Annual Meeting of Stockholders of the Company (the "Meeting") to be held in the Highland Room at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas on April 28, 1997, at 8:30 a.m. or at any adjournment or postponement thereof. This Proxy Statement and Proxy are being mailed to Stockholders on or about April 1, 1997.

         The cost of soliciting Proxies is being paid by the Company. In addition to the mailings, the Company's officers, directors and other regular employees, without additional compensation, may solicit Proxies personally or by other appropriate means.

                              ELECTION OF DIRECTORS
                                (Proposal No. 1)

     The current number of members of the Board of Directors is fixed at seven. All directors of the Company serve staggered terms of three years. The terms of Messrs. J. Paul Hellstrom and Howard L. Boigon expire at the Annual Meeting of Stockholders in 1997. The Board of Directors recommends that Messrs. Hellstrom and Boigon be re-elected as Class II Directors for three-year terms to expire at the annual meeting in 2000.

         Directors are elected by the affirmative vote of a majority of the shares of Common Stock of the Company represented in person or by proxy at the Annual Meeting. Both of the nominees have expressed their willingness to serve, but if because of circumstances not contemplated, either of the nominees is not available for election, the Proxy holders named in the enclosed Proxy form intend to vote for such other person or persons as the Board of Directors may nominate. Information with respect to each nominee is set forth under the heading entitled "Management -- Directors and Executive Officers."

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION AS DIRECTORS OF THE PERSONS NOMINATED.

                 APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS
                                (Proposal No. 2)

         Action is to be taken by the stockholders at the Meeting with respect to the approval of the selection by the Company's Board of Directors of Arthur Andersen LLP to be the independent auditor for the current fiscal year. Arthur Andersen LLP has served as the Company's independent auditor since January 1992. Arthur Andersen LLP does not have and has not had at any time any direct or indirect financial interest in the Company and does not have and has not had at any time any connection with the Company in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Neither the Company, nor any officer, director, or associate of the Company, has any interest in Arthur Andersen LLP.

         A representative of Arthur Andersen LLP will be present at the Meeting and will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF SUCH APPOINTMENT.

                       ACTION TO BE TAKEN UNDER THE PROXY

         If the enclosed Proxy is properly executed and returned, the shares represented thereby will be voted in the manner specified. If no specification is made on the Proxy, then the shares shall be voted in accordance with the recommendations of the Board of Directors. A Proxy may be revoked by a stockholder at any time prior to the exercise thereof by written notice to the Secretary of the Company, by submission of another Proxy bearing a later date or by attending the Meeting and voting in person.

         The accompanying Proxy will also be voted in connection with the transaction of such other business as may properly come before the Meeting or any adjournment or adjournments thereof. Management knows of no other matters other than the matters set forth above to be considered at the Meeting. If, however, any other matters properly come before the Meeting or any adjournment or adjournments thereof, the persons named in the accompanying Proxy will vote such Proxy in accordance with their best judgment on any such matter. The persons named in the accompanying Proxy will also, if in their judgment it is deemed to be advisable, vote to adjourn the Meeting from time to time.


                        RECORD DATE AND VOTING SECURITIES

         Only holders of the Company's $0.01 par value common stock ("Common Stock") of record as of the close of business on March 14, 1997 (the "Record Date"), will be entitled to vote on matters presented at the Meeting. On March 14, 1997 there were outstanding 10,779,000 shares of Common Stock, which constituted all the outstanding voting securities of the Company. Each share of Common Stock will be entitled to one vote on all matters presented at the Meeting, and there is no cumulative voting. The affirmative vote of a majority of the total number of shares represented and voted at the Meeting, assuming a quorum is present, is necessary for the approval of each of the matters being voted upon.

         The Company will request banks, brokerage houses, and other institutions, which act as nominees or fiduciaries for owners of Common Stock, to forward this proxy material to persons for whom they hold shares and to obtain authorization for the execution of proxies.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as to the number of shares of Common Stock of the Company beneficially owned as of March 31, 1997, by (i) each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company; (ii) each of the Company's directors; (iii) the five most highly compensated executive officers, including the Chief Executive Officer; and (iv) all of the executive officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such holders, have sole investment and voting power with respect to such shares, subject to community property laws, where applicable.

                                                                    Percentage
                                                     Number of     Beneficially
       Name and Address                                Shares         Owned
       ----------------                                ------         -----

Michael S. Smith..........................         3,248,150(a)       30.13%
    Suite 3400
    370 17th Street
    Denver, Colorado 80202

Metropolitan Life Insurance Company.......           935,500(b)        8.74%
    One Madison Avenue
    New York, NY 10010-3690

Dimensional Fund Advisors, Inc............           551,800(c)        5.16%
    1299 Ocean Avenue, 11th Floor
    Santa Monica CA 90401

Neil  L. Stenbuck.........................            43,000(d)          *
    Suite 3400
    370 17th Street
    Denver, Colorado 80202

Howard L. Boigon..........................            73,333(e)          *
    Suite 3400
    370 17th Street
    Denver, Colorado 80202

Thomas J. Corley..........................            27,500(f)          *
    Suite 3400
    370 17th Street
    Denver, Colorado 80202

Samuel D. Winegrad........................            34,500(f)          *
    Suite 3400
    370 17th Street
    Denver, Colorado 80202

John F. Greene............................            14,333(g)          *
    P. O. Box 10,000 #217
    Silverthorne, Colorado 80498

J. Paul Hellstrom.........................            21,000(h)          *
    75 Overlook Rd.
    Morristown, NJ 07960

Michael A. Nicolais.......................            31,000(h)          *
    560 Lexington Avenue, 10th Floor
    New York, NY 10022


                                       5

Larry D. Unruh............................            21,000(h)          *
    717 17th Street, Suite 1600
    Denver, Colorado 80202


All directors and executive officers
as a group (11 persons)...................         3,581,092(i)     32.42%


--------------

    *   Less than 1%

(a) Includes 2,675,150 shares held by Mr. Smith, 304,300 shares held by Iris Smith, Mr. Smith's wife, 96,000 shares held by trusts for Mr. Smith's children, of which Mr. Smith is trustee, and 92,700 shares held by KaiTar Foundation, a nonprofit charitable foundation of which Mrs. Smith is president and Mr. Smith is vice president. Mr. Smith has no voting or investment power with respect to the shares held by Iris Smith and disclaims beneficial ownership of such shares. Mr. Smith in his capacity as the trustee of the trusts for his children and as vice president of KaiTar Foundation has voting and investment power with respect to the shares held in such capacity and may be deemed to be the beneficial owner of such shares but disclaims beneficial ownership of such shares. Also includes stock options for 60,000 shares exercisable within 60 days and 20,000 performance shares, the restrictions on which lapse December 31, 1999.

(b) According to a Schedule 13G filed with the Securities and Exchange Commission, Metropolitan Life Insurance Co. owns 824,500 shares with sole voting power and 935,500 shares with sole dispositive power. State Street Research & Management Company, an affiliate of Metropolitan Life Insurance Company, has also filed a Schedule 13G with respect to these shares.

(c) According to a Schedule 13G filed with the Securities and Exchange Commission, Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 551,800 shares of Basin Exploration, Inc. stock as of December 31, 1996, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(d) Includes stock options for 25,000 shares exercisable within 60 days and 5,000 performance shares, the restrictions on which lapse December 31, 1999.

(e) Includes stock options for 67,333 shares exercisable within 60 days and 5,000 performance shares, the restrictions on which lapse December 31, 1999.

(f) Includes stock options for 20,000 shares exercisable within 60 days and 5,000 performance shares, the restrictions on which lapse December 31, 1999.

(g)     Includes stock options for 3,333 shares exercisable within 60 days.

(h)     Includes stock options for 20,000 shares exercisable within 60 days.

(i) Includes stock options for 290,667 shares exercisable within 60 days and 55,000 performance shares, the restrictions on which lapse December 31, 1999.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names, ages and titles of the executive officers and the members of the Board of Directors of the Company.

                 Name                                Age                        Position
                 ----                                ---                        --------
        Michael S. Smith(1).....................      41     Chairman of the Board, President and
                                                                Chief Executive Officer
        Neil L. Stenbuck(1).....................      43     Chief Financial Officer, Vice President and Director
        Howard L. Boigon(1).....................      50     Vice President-General Counsel, Secretary and Director
        Thomas J. Corley........................      37     Vice President-Engineering and Production
        Dalton F. Polasek      .................      45     Vice President-Gulf Coast Engineering
        David A. Pustka.........................      43     Vice President Gulf Coast Exploration
        Samuel D. Winegrad......................      38     Vice President-Corporate Development
        John F. Greene(2).......................      56     Director
        J. Paul Hellstrom(2)(3).................      56     Director
        Michael A. Nicolais(2)(3)...............      70     Director
        Larry D. Unruh(2)(3)....................      46     Director

--------------

        (1)    Member of the Executive Committee.

        (2)    Member of the Compensation and Incentive Committee.

        (3)    Member of the Audit Committee.

         MICHAEL S. SMITH is Chairman of the Board, President, Chief Executive Officer, a director and a founder of the Company. Mr. Smith has been Chairman of the Board since 1983 and has been a director since inception. Mr. Smith was elected President and Chief Executive Officer in 1988. Mr. Smith is past president and a director of the Colorado Oil and Gas Association and served on the State of Colorado Governor's Minerals, Energy & Geology Policy Advisory Board.

         NEIL L. STENBUCK is Vice President-Finance, Chief Financial Officer, Treasurer and a director of the Company. He joined the Company in 1995. He was previously with United Meridian Corporation where he served as vice president-capital via the 1994 merger between UMC and General Atlantic Resources, Inc., where he occupied the same position since 1989. He joined General Atlantic in 1987 as vice president-finance and accounting. Mr. Stenbuck is a Certified Public Accountant.

         HOWARD L. BOIGON is Vice President-General Counsel, Secretary and a director of the Company. Mr. Boigon joined the Company in March 1992. Previously, he had been a partner in the Denver office of Davis, Graham & Stubbs since 1978, having been with the firm since 1973 specializing in the practice of oil and gas law. Mr. Boigon began representing the Company as outside counsel in 1989. He is currently president of the Colorado Oil and Gas Association and is a member of the Advisory Board of the International Oil and Gas Educational Center of the Southwestern Legal Foundation. He has served as Chair of the Mineral Law Section of the Colorado Bar Association, and Trustee of the Rocky Mountain Mineral Law Foundation. He has lectured and written on various topics of oil and gas law.

         THOMAS J. CORLEY is Vice President-Engineering and Production of the Company. He joined the Company in March 1996. For the previous three years he was vice president-manager of engineering at St. Mary Land & Exploration Company where he was responsible for the acquisition efforts and engineering functions of the company. From 1983 to 1993 he held various positions of increasing responsibility at General Atlantic Resources, Inc., involving operations, acquisitions and reservoir engineering and served most recently as director of acquisitions. Mr. Corley is a member of the Society of Petroleum Engineers and served as a distinguished panel member at the 1995 SPE Annual Meeting.

         DALTON F. POLASEK, JR. is Vice President-Gulf Coast Engineering of the Company. Mr. Polasek has been employed in that position since February 1996. From 1994 to 1996, he was employed by SMR Energy Income Funds, as Vice President of Engineering. From 1991 to 1994, Mr. Polasek served as the Director of Gulf Coast Acquisitions/Engineering for General Atlantic Resources. Prior to joining General Atlantic, Mr. Polasek served as manager of planning and business development for Mark Producing Company from 1983 to 1991.

         DAVID A. PUSTKA is Vice President-Gulf Coast Exploration and Gulf Coast Division Manager of the Company. He joined the Company in November 1995. From 1992 to 1995 he was vice president in charge of United States exploration for British-Borneo Exploration, Inc., a wholly-owned subsidiary of British-Borneo Petroleum Syndicate, PLC. From 1983 to 1992, he was responsible for exploration activities at Walter Oil & Gas Corporation, a privately held Gulf of Mexico exploration company, becoming a vice president in 1990. Mr. Pustka is a member of the American Association of Petroleum Geologists and the Houston Geological Society.

         SAM D. WINEGRAD is Vice President-Corporate Development of the
Company. He joined the Company in August 1995. Mr. Winegrad was previously with United Meridian Corporation where he was vice president-land, the same position he occupied at General Atlantic Resources, Inc. at the time of its merger in 1994 with UMC. He joined General Atlantic in 1987 and became vice president-land the same year.

         JOHN F. GREENE is a director of the Company. He was elected to that position in February 1996. From 1985 until his retirement in 1995, he served as executive vice president of exploration and production for the Louisiana Land and Exploration Company, where he served on the Board of Directors from 1989 until his retirement. From 1981 to 1985, Mr. Greene was president and chief executive officer for Milestone Petroleum and then executive vice president of exploration for Meridian Oil and Gas Company via its merger with Milestone. He began his career at Continental Oil Company holding various positions including director of exploratory projects for onshore and offshore offices and a division exploration manager for the western United States.

         J. PAUL HELLSTROM is a director of the Company. He was elected to that position in March 1992. Mr. Hellstrom was employed by The First Boston Corporation from 1975 to 1989. At the time of his retirement in 1989, Mr. Hellstrom was co-head of First Boston's Real Estate Group, earlier having served as head of its Energy and Project Finance Groups. Prior to joining First Boston, he was a First Vice President in charge of the Project Finance Group at Blyth Eastman Dillon & Co., Inc. and an Assistant Treasurer with Manufacturers Hanover Trust Company. Mr. Hellstrom currently serves as a director of First Reserve Corporation. First Reserve is a direct investor in natural resource and energy-related industries.

         MICHAEL A. NICOLAIS is a director of the Company. He was elected to that position in March 1992. Since April 1993 he has been employed by Carret & Co., Inc. From June 1991 to April 1993, he was employed by Goldman Capital Management, Inc. From 1949 to 1991, Mr. Nicolais was employed by The Clark Estates, Inc., serving as President from 1968 to 1990. During 10 years of his tenure, Mr. Nicolais made oil and gas investments on behalf of The Clark Estates, Inc. Most of these investments were consolidated into a corporation that merged with International Oil and Gas Company and were subsequently sold to Depco Petroleum and Husky Oil. As a result of his position with The Clark Estates, Inc., he has served as a director of several energy and natural resource companies. In the mid- to late-1960s, Mr. Nicolais was president of Hugoton Production Company, a gas company with over a trillion cubic feet of reserves in southwestern Kansas. Hugoton Production Company merged into Mesa Petroleum Company in 1969. Mr. Nicolais served as a director of Mesa Petroleum Company from 1969 until 1984. He serves as a director of Hitox Corp. of America.

         LARRY D. UNRUH is a director of the Company. He was elected to that position in March 1992. Since 1982 he has been the managing tax partner at Hein + Associates, certified public accountants. During 1980 and 1981, he was chief financial officer of Otis Energy Inc. Prior to 1980, Mr. Unruh held tax and accounting positions with Hein + Associates, Coopers & Lybrand and Peat, Marwick Mitchell & Co. Mr. Unruh is a Certified Public Accountant and is a member of the Federal Tax Division of American Institute of Certified Public Accountants. Hein + Associates previously served as the Company's auditing firm and continues to provide tax advisory services to the Company. Mr. Unruh serves as a director of Alpharel Inc., an electronic imaging company.

         All directors of the Company serve staggered terms of three years and hold office until the annual meeting in the year in which their respective terms expire or until their respective successors are duly elected and qualified. The terms of Messrs. Smith, Nicolais and Unruh are scheduled to expire in 1998; the terms of Messrs. Stenbuck and Greene are scheduled to expire in 1999; and assuming they are re-elected, the terms of Messrs. Boigon and Hellstrom are scheduled to expire in 2000. All officers of the Company serve at the discretion of the Board of Directors. There are no family relationships between any director, officer or person nominated or chosen to become a director or officer and any other such persons.


COMMITTEES AND MEETINGS

         The Board of Directors of the Company has established an Audit Committee and a Compensation and Incentive Plan Committee. There is no nominating committee. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent public accountants and reviewing with such accountants the plans for and the results and scope of their auditing engagement and certain other matters relating to their services provided the Company, including the independence of such accountants. The Audit Committee met 4 times in 1996. The Compensation and Incentive Committee reviewed on behalf of, and made recommendations to, the Board of Directors with respect to compensation of directors, executive officers and key employees and administered the Company's Equity Incentive Plan. The Compensation and Incentive Committee met 7 times in 1996.

         The Board of Directors met 12 times in 1996 by conference call or in person. No director attended fewer than 75 percent of the total meetings of the Board and all committees of the Board of which such director was a member.

DISCLOSURE OF FILINGS BY INSIDERS

         The Company's directors and executive officers and persons who are beneficial owners of more than 10% of the Company's Common Stock ("10% beneficial owners") are required to file reports of their holdings and transactions in Common Stock with the Commission and furnish the Company with such reports. Based solely upon its review of the copies the Company has received or upon written representations it has obtained from certain of these persons, the Company believes that, as of March 21, 1997, all of the Company's directors, executive officers and 10% beneficial owners had complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION

         The following table sets forth the aggregate compensation paid by the Company to the chief executive officer and the next four most highly compensated executive officers of the Company for each of the Company's last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                           Long-Term
                                                                                         Compensation
                                                      Annual Compensation              ----------------            All
                                                      -------------------              Awards/Securities          Other
      Name                          Year      Salary($)     Bonus($)     Other($)(1) Underlying Options (#)  Compensation($)(2)
      ----                          ----      ---------     --------     ----------- ----------------------  ------------------

Michael S. Smith                    1996       320,980      213,000              (3)             0                 8,616
Chairman of the Board               1995       355,000            0        53,750           30,000                 4,784
    President and Chief             1994       355,000            0        62,521           30,000                 9,000
   Executive Officer

Neil L. Stenbuck                    1996       225,000      150,000              (3)             0                 10,063
Vice President and
   Chief Financial Officer

Howard L. Boigon                    1996       171,023      113,490              (3)        25,000                 7,987
Vice President and                  1995       183,750            0              (3)             0                 2,869
   General Counsel                  1994       175,000       14,586              (3)        15,000                 9,000

Thomas J. Corley                    1996       132,065       11,666              (3)        60,000                 2,100
Vice President -
   Engineering and Production

Samuel D. Winegrad                  1996       125,000       83,333              (3)        20,000                 7,983
Vice President -
    Corporate Development

--------------

(1) The amounts reported in this column represent personal benefits consisting primarily of disability insurance premiums and either automobile allowances or payments made by the Company for vehicles. Mr. Smith received $31,735 and $32,183 in payments for company-provided vehicles and $20,000 and $25,927 in tax and estate planning services as specified in his Employment Contract for 1995 and 1994, respectively.

(2) These amounts reflect contributions made on behalf of the respective individual under the Company's 401(k) Plan.

(3) The aggregate amount of perquisites and other personal benefits, securities, or property is less than the lesser of $50,000 or 10% of the total of annual salary and bonus for this executive officer for the indicated year.

         The following table sets forth information concerning individual grants of stock options made during the fiscal year ended December 31, 1996 to the Company's chief executive officer and the four named executive officers:


                        OPTION GRANTS IN LAST FISCAL YEAR


                                       % of Total
                                         Options
                                         Granted       Exercise                  Grant Date
                            Options   to Employees      or Base                    Present
                            Granted     in Fiscal        Price     Expiration     Value (4)
     Name                    #(1)        Year(2)       ($/Sh)(3)      Date           ($)
     ----                    ----        -------       ---------      ----           ---

Howard L. Boigon             25,000        10.8%        4.750       1-05-06        67,013
Thomas J. Corley             60,000        25.8%        3.875       3-25-06       131,204
Samuel D. Winegrad           20,000         8.6%        5.125       4-02-06        57,843

--------------

(1) The options become fully exercisable in three years, vesting in equal installments over the 3-year period from the date of grant, with a 10-year term. The plan pursuant to which the options were granted provides for tax withholding rights at the discretion of the Compensation and Incentive Committee.

(2) The Company granted options representing 232,500 shares to employees in fiscal 1996.

(3)      The exercise price may be paid in cash, in shares of Common
         Stock (valued at fair market value at time of exercise), by delivery of a promissory note or by a combination of such means of payment, as may be determined by the Compensation and Incentive Committee.

(4) The grant date present value was estimated using the Black-Sholes option pricing model with the following weighted average assumptions: risk free rate of 6.75%; expected dividend yield of 0%; expected life of 5 years; and expected volatility of 55%. The Company does not believe that the values estimated by the Black-Sholes model, or any other model, are necessarily indicative of the values to be realized. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock. There can be no assurances that the amounts reflected in this table will be achieved.


         The following table shows the number of shares covered by all exercisable and unexercisable stock options held by the named executive officers as of December 31, 1996, as well as the value of unexercised "in the money" options at such date. No named executive officer exercised stock options during 1996.

                          FISCAL YEAR-END OPTION VALUES



                                                          Value of Unexercised
                            Number of Unexercised             In-the-money
                              Options at 12/31/96      Options at 12/31/96($)(1)
                              -------------------      -------------------------
        Name              Exercisable Unexercisable   Exercisable  Unexercisable
        ----              -------------------------   -----------  -------------

    Michael S. Smith        50,000         10,000           --               --
    Neil L. Stenbuck        25,000         50,000        9,375           18,750
    Howard L. Boigon        54,000         30,000           --           37,500
    Thomas J. Corley            --         60,000           --          142,500
    Samuel D. Winegrad      13,333         46,667       23,333           69,167

--------------

(1) Amounts shown represent aggregated fair market value at the share price on December 31, 1996 of $6.25 per share less aggregate exercise price of the unexercised in-the-money options held. These values, have not been, and may never be, realized. Actual gains, if any, on exercise will depend on the value of the Common Stock on the date of exercise.

EMPLOYMENT CONTRACTS

         The Company has entered into a three-year, automatically renewable management contract with Mr. Smith providing for his services as President and Chief Executive Officer. The agreement includes provisions relating to non-competition during employment by the Company, the right to compete following termination (except with respect to corporate opportunities known to him prior to termination in the event of a voluntary termination by Mr. Smith), a base salary of $300,000 subject to annual increase by the Board of Directors, annual bonus compensation, reimbursement for financial and tax planning, an automobile allowance, and other perquisites, compensation equal to three years base salary and bonus compensation payable over time or in a lump sum in the event of a change of control of the Company, disability payments to Mr. Smith at 75% of base salary, $1,000,000 of term life insurance, participation in the Company's benefit plans, confidentiality and related matters.

         The Company has entered into an employment agreement with Mr. Boigon providing that in the event of a change in control of the Company (as defined in the agreement) and either the subsequent termination of Mr. Boigon's employment without cause or the termination of his employment by Mr. Boigon for "good reason" as defined in the agreement, he will receive compensation equal to three times his salary and bonus plus the accelerated vesting of all unvested stock options. "Good reason" for purposes of the agreement is defined to include, among others, alteration of duties, responsibilities or title, reduction in salary, relocation of principal office, or termination of Mr. Smith's service as chief executive officer.

         The Company has entered into employment agreements with Messrs. Corley, Pustka, Stenbuck and Winegrad containing change of control, termination, salary and bonus provisions. Mr. Pustka is also entitled to participate in the Company's Gulf Coast Geoscientist Overriding Royalty Plan, pursuant to which the Company grants overriding royalty interests in certain Gulf Coast properties.

COMPENSATION OF DIRECTORS

         Each director who is not an employee of the Company (the "Non-Employee Directors") is paid an annual retainer of $16,000 and is reimbursed for expenses incurred in attending meetings of the Board of Directors and committee meetings of the Board of Directors.

         In addition, the Company has adopted the Directors' Stock Option Plan in which only Non-Employee Directors will be eligible to participate. A total of 150,000 shares of Common Stock has been authorized and reserved for issuance under the plan, subject to adjustments to reflect changes in the Company's capitalization resulting from stock splits, stock dividends and similar events. Non-employee directors are granted options to purchase 10,000 shares which vest in equal installments over a three-year period upon being named to the Board of Directors, and options to purchase an additional 2,500 shares which vest in one year are granted to each non-employee director once during each fiscal year following election to the Board. The Directors' Option Plan is currently administered by the Board of Directors.

         Each option granted under the Directors' Option Plan expires ten years from the date of grant. The option exercise price must be equal to 100% of the fair market value on the date of grant of the option. The option price may be paid in cash or by surrendering to the Company outstanding Common Stock already owned by the optionee, valued at fair market value, by delivering a promissory note, or by a combination of such means of payment, as may be determined by the Board. Options granted pursuant to the Directors' Option Plan may not be exercised more than three months after the option holder ceases to be a director of the Company, except that in the event of the death or permanent and total disability of the option holder, the option may be exercised by the holder (or his estate, as the case may be), for a period of up to one year after the date of death or permanent or total disability. Options granted to directors under the Directors' Option Plan will be treated as non-statutory stock options under the Internal Revenue Code.

                   COMPENSATION AND INCENTIVE COMMITTEE REPORT

COMPENSATION PHILOSOPHY

         The Compensation and Incentive Committee (the "Committee") is comprised of the non-employee directors of the Company. The Committee recommends to the Board of Directors payment amounts and award levels for executive officers of the Company and makes the decisions regarding grants of stock-based compensation under the Company's Equity Incentive Plan. With regard to compensation actions affecting Messrs. Smith, Boigon, and Stenbuck, all of the non-employee members of the Board of Directors acted as the approving body.

         At present, the executive compensation program is comprised of salary, annual cash bonus, long-term incentive opportunities in the form of stock options, performance shares (discussed below) and restricted stock and benefits typically offered.

         The past year was a transitional and unique year for the Company. The compensation decisions made by the Committee reflect the events that have reshaped the Company. In February 1996, the Company entered into two agreements to sell all of its D-J Basin assets, representing some 70% of the Company's reserves. These transactions were critical to the future of the Company, allowing acceleration of the implementation of the Company's new Gulf Coast strategy and addressing the Company's liquidity needs. It was imperative that the Company accomplish the closings, minimize purchase price adjustments, and retain key personnel through the closings and thereafter. At the same time, the Company was continuing to assemble and assimilate its new senior management team and its Gulf Coast exploration group. Gulf Coast activities began in earnest with the spring offshore lease sale at which the Company obtained its first significant prospect inventory, and the Company began to market and drill these prospects. It was important for the Committee to structure its compensation decisions to facilitate the success of these events in the short term and the long-term rebuilding of the enterprise.

         The Committee believes that it is important for the Company to attract and retain the most talented and proven executives available. At the same time, the Committee believes that the Company's senior management ought to be willing to stake a significant portion of their compensation on their own success, given the Company's transitional character and the importance of their efforts to the credibility and success of the transition. Accordingly, the Committee approved several executive compensation decisions for 1996 that were intended to generate appropriate incentives for senior management to accomplish the Company's short-term strategic and long-term growth objectives.

SALARIES

         The salary of Mr. Smith was initially established by the employment contract he signed with the Company upon consummation of the Company's initial public stock offering in May 1992. Under that contract, the Committee can determine to increase Mr. Smith's salary but cannot decrease it below 1992 levels, i.e., $300,000. The salaries of the remaining executive officers are established by the Committee to the extent not specified in employment agreements. Messrs. Pustka, Stenbuck, and Winegrad had such agreements and their salaries for 1996 were accordingly negotiated when they joined the Company. Mr. Corley joined the Company in March of 1996 and his salary was also determined by contract. For those executive officers whose salaries are not governed by employment agreements, the Committee ordinarily compares the Company's compensation to compensation for executive officers paid by the companies included in the index used by the Company in its proxy statement for comparison of stock performance (with minor adjustments). The Committee determined that there should be no raises for executive officers for 1996 and that those executive officers who had been with the Company for all of 1995 should accept salary reductions to reflect the Company's disappointing performance in 1995. Mr. Smith and Mr. Boigon each accepted 10% salary reductions in accordance with the Committee's request. The remaining executive officers became employed during 1995 and were thus not subject to this reduction.

         The Committee will continue to evaluate the salaries of the executive officers in relation to salaries in the industry to assure that the Company's salary levels are competitive. At the same time, the Committee believes that salary increases are not necessarily the preferred method of rewarding individual and/or corporate performance. Except for increases necessary to reflect increases in an officer's responsibility or to match the salaries paid by the Company's competitors, the Committee expects to continue to focus more heavily on incentive-based compensation for executive officers rather than salary increases while the Company continues to attempt to emphasize growth in reserves and cash flow.

         As indicated above, for 1996 Mr. Smith accepted a 10% salary reduction. The Committee intends to continue to evaluate Mr. Smith's salary to assure that he receives appropriate recognition for his efforts in rebuilding the Company and increasing stockholder value.

BONUS AND STOCK AWARDS FOR 1996

         Following execution of the D-J Basin sale agreements, the Board of Directors of the Company approved a retention bonus plan for the Company's Denver-based employees other than executive officers in order to give the employees an incentive for remaining with the Company through consummation of the sales. These bonuses ranged up to six months salary, the amounts varying in relation to the importance of the employees' contribution to the success of the transactions. Thereafter, the Committee approved bonuses of eight months salary for Messrs Smith, Boigon, Stenbuck, and Winegrad, contingent upon successful conclusion of the D-J Basin sale transactions. These bonuses were intended as both incentive and reward. The D-J Basin sale achieved a premium price for assets which the Company had been in the process of monetizing and permitted the Company to accelerate and improve the implementation of its new growth strategy. The bonuses to executive officers recognized the benefits to the Company from these transactions and at the same time served as an incentive to remain with the Company through this transitional period, accomplish the closings on the best possible terms for the Company, and participate with the Company in its repositioning and restructuring. Thus, executive officers who played a critical role in the consummation of the key event in the Company's transition in 1996 were recognized for that role.

     Although the Committee believes that senior management proceeded during the balance of 1996 to lay a strong foundation for future growth of the Company, in particular by demonstrating success in the Company's ability to assemble an inventory of quality Gulf Coast prospects, to market and drill its prospects, and to find commercial hydrocarbons meeting its targeted objectives, the Committee did not think it appropriate to award bonuses to senior management at year end. The fruits of management's labors were not reflected in growth in stock price, cash flow, and earnings at year end. The Committee did award a modest bonus to Mr. Corley at year end to reward his substantial contribution in overseeing both the technical aspects of the Company's Gulf Coast efforts and the Company's operations on its remaining properties, and in recognition of the fact that he did not participate in the D-J Basin sale bonuses awarded to the other Denver-based executive officers.

         The Committee does intend to continue to consider individual awards on the basis of its view of factors such as degree of management responsibility, performance of the department managed, excellence of work product, and commitment to accomplishment of the Company's goals as reflected by time committed, constructiveness of working relationships with other executive officers and staff, and assumption of responsibility and initiative. The Committee continues to expect bonuses in future years to depend on an assessment of the Company's success in achieving the performance goals established by the Board and the Company's business plan, growth in reserves, cash flow and net income, and achieving shareholder return at least comparable to its peer group.

         The Company's Equity Incentive Plan is designed to align a significant portion of the executive compensation program with stockholder interests. The Equity Incentive Plan permits the granting of several different types of stock-based awards. The Committee believes that it is important to use stock options and performance shares for its executive officers as a cornerstone of incentive compensation to tie their success directly to the growth of stockholder value and the accomplishment of corporate goals. The Committee intends to use restricted stock for other management and key employees in order to maximize the value of awards to these employees by reducing their cost and at the same time minimize dilution by reducing the number of shares necessary to reach the desired compensation level.

         The Company has taken two important steps in the strengthening of its equity incentive program for executive officers in 1996. The first was to obtain stockholder approval for increasing the availability of shares under the Equity Incentive Plan from 821,488 to 1,271,488. The Committee agreed with senior management that this increase was critical if the Company is to continue to be able to recruit the high level of management talent which the Company's hires over the past year exemplify. Stock options were a significant factor in the Company's ability to attract the new executive officers, other officers, key managers, and Gulf Coast geoscientists hired in 1995 and 1996. Availability of shares had been reduced by previous grants to the point where no new significant grants could be made. Stockholders approved this increase at the Annual Meeting in June 1996.

     The second important move was the Committee's implementation of a performance share plan under the Equity Incentive Plan. This plan was approved in February 1997 and thus was not in effect for 1996. Under the plan, performance shares of the Company's common stock may be granted to key employees. Awards are based on the Company's success in meeting specific performance goals over a designated performance cycle, generally intended to be at least three years. The Company must reach a minimum threshold of performance as to each stated performance goal for the performance cycle before any performance shares are actually earned. The actual percentage earned by participating employees can range from 0 to 150% of the amounts awarded, depending upon the results obtained for each of the performance goals. No award is actually earned until the end of the performance cycle, when achievement of the performance goals is determined. The purpose of this plan is to establish a strong incentive for key employees to remain with the Company, since they receive no partial vesting during the performance cycle but must remain employed for the entire cycle to qualify for an award, and to tie that incentive specifically and tangibly to corporate performance so that the employees do not benefit if the Company does not benefit. The Committee does not intend that performance shares will entirely replace stock options as incentives for key employees, but these shares will constitute an important component of incentive compensation that will reduce the number of stock options that would otherwise have been granted.

         The Committee has awarded a total of 55,000 performance shares to executive officers for the 1997-99 performance cycle, based upon the following performance criteria:

          1. One-third based upon the Company's three-year average working capital return on total capital employed.

          2. One-third based upon the Company's three-year average increase in value of proved reserves.

          3. One-third based upon the Company's three-year average total stockholder return (stock appreciation plus dividend yield) relative to the peer performance group of companies used for annual comparison of the Company's stock performance in its proxy statements.

         In 1996 the Committee approved selective awards of stock options to certain executive officers to reflect increases in responsibilities and to promote cohesiveness among the new executive officer team by alleviating potential perceived inequities.

         In 1996, the Committee did not approve the grant of any additional options to Mr. Smith. The Committee did award performance shares to Mr. Smith for the 1997-99 performance cycle under the newly adopted performance share plan and awarded stock options to him in 1997 priced at $10 per share, approximately 45% above the Company's current stock price. The Committee expects to continue to award performance shares and stock options to Mr. Smith to reflect his critical importance to the growth of the Company and to align his interests with those of other stockholders who benefit only from continuing improvement in the Company's stock price. Peer group analysis has confirmed to the Committee's satisfaction that the Company's competitors customarily award stock options to chief executive officers who have substantial stock positions, and the Committee believes that it is not fair to penalize Mr. Smith for his substantial ownership interest in the Company if an incentive award would otherwise be warranted.

                                        John F. Greene
                                        J. Paul Hellstrom
                                        Michael A. Nicolais
                                        Larry D. Unruh


PERFORMANCE GRAPH

         The following graph compares the Company's cumulative total stockholder return for the period following the Company's initial public offering in May 1992 through December 31, 1996, against the Nasdaq Composite Index and an industry peer group index:

                COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN*

AMONG BASIN EXPLORATION, INC., THE NASDAQ STOCK MARKET-US INDEX AND A PEER GROUP


                         5/92      12/92     12/93     12/94     12/95    12/96

Basin Exploration, Inc.  100       133       120       116       52        66

Peer Group               100       110       135       136       166       293

Nasdaq Stock Market-US   100       116       134       131       185       227

*ASSUMES INITIAL INVESTMENT OF $100 AND REINVESTMENT OF DIVDIENDS.

         For purposes of this Proxy Statement, the peer group is made up of the following 17 companies: American Exploration Company, Tom Brown, Inc., Cabot Oil & Gas Corporation, Cairn Energy USA, Inc., Chesapeake Energy Corporation, Cross Timbers Oil Company, Flores & Rucks, Inc., HS Resources, Inc., Hugoton Energy Corporation, Newfield Exploration Company, Nuevo Energy Company, Plains Resources Inc., Snyder Oil Corporation, St. Mary Land & Exploration Company, Stone Energy Corporation, Texas Meridian Resources Corporation, and The Wiser Oil Company.

         This is the same peer group that was used for comparative purposes in the Company's proxy statement dated May 8, 1996, except that American Exploration Company was substituted for Global Natural Resources Inc., which ceased to exist as an independent entity in 1996 as the result of a merger. The peer group utilized for comparative purposes in the Company's May 8, 1996 proxy statement was comprised of those companies included in the Petrie Parkman & Co. index of Small and Medium Capitalization Exploration and Production Companies that had a market capitalization below $500 million. Petrie Parkman & Co., an independent investment banking and research firm specializing in oil and gas companies, has not continued to maintain the index, but the Company has chosen to use the same peer group for consistent presentation of comparability, except for the replacement of a component due to a change in entity form. The selection of American Exploration Company as a replacement for Global Natural Resources, Inc. was made based upon a number of considerations, including the market capitalization and operating activities of several alternative companies, in comparison to those of the Company.

                  CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

         Set forth below is a description of transactions entered into between the Company and certain of its officers, directors, and/or employees during the last fiscal year.

     Stockholder Borrowing. Prior to the Company's initial public offering, Mr. Smith borrowed funds from the Company with a maximum month-end balance of approximately $1,400,000 in October 1990. The balance was reduced by payments from Mr. Smith through December 31, 1991, to the current balance of approximately $559,000. In 1992 Mr. Smith signed a promissory note to the Company which provided for the repayment of the $559,000 in five years, with interest only payments due quarterly. The note bears interest at a rate of 9% per year. During 1996, the note was amended to extend the due date one year and to secure the note with 150,000 shares of the Company's Common Stock. Mr. Smith has the option of repaying the loan with shares of Common Stock. If Common Stock is used to repay the note, the shares will be valued at the average closing sale price of the Common Stock on the NASDAQ Stock Market over the 20 trading days prior to repayment. Mr. Smith does not intend to borrow from the Company in the future.

                    DATE OF RECEIPT OF STOCKHOLDER PROPOSALS

         Stockholder proposals for inclusion in the Proxy Statement for the 1998 Annual Meeting of Stockholders must be received at the principal executive offices of the Company on or before December 1, 1997.

                                  ANNUAL REPORT

         1996 Annual Report to Stockholders. The Annual Report to Stockholders of the Company for the fiscal year ended December 31, 1996, which includes the Company's Annual Report on Form 10-K, is enclosed. The Annual Report, which includes audited financial statements, does not form any part of the materials for the solicitation of Proxies.


     PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY WILL BE APPRECIATED, AS IT WILL SAVE THE EXPENSE OF FURTHER MAILING.


                                  BY ORDER OF THE BOARD OF DIRECTORS



                                  HOWARD L. BOIGON
                                  Secretary

April 1, 1997

                                     PROXY

                            BASIN EXPLORATION, INC.
                          370 17TH STREET, SUITE 3400
                             DENVER, COLORADO 80202

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Michael S. Smith and Neil L. Stenbuck and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Basin Exploration, Inc. held of record by the undersigned on March 14, 1997, or with respect to which the undersigned is otherwise entitled to vote or act, at the Annual Meeting of Stockholders to be held on April 28, 1997 or any adjournment thereof.

   THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSALS
                                                                ---
                                    1 AND 2

1.   Election of Directors

     [ ]  FOR all nominees listed below       [ ] WITHHOLD AUTHORITY to vote
          (except as marked to the contrary       for all nominees listed below
          below, see instructions
                     J. Paul Hellstrom and Howard L. Boigon

     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST.

     2.  Proposal  to  approve  the   appointment  of  Arthur  Andersen  LLP  as
independent auditors for the current fiscal year.
               [ ] FOR        [ ] AGAINST         [ ] ABSTAIN

     3. In their discretion, the Proxies are authorized to vote upon such business as may properly come before the meeting or any adjournment thereof, upon matters incident to the conduct of the meeting and upon the election of substituted nominees for Director designated by the Board of Directors if one or more of the persons named in Proposal 1 above is unable to serve as a Director.
                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN. IN THE ABSENCE OF INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

Receipt of Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement is hereby acknowledged. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.

Dated:  _______________________________, 1997


--------------------------------------------------------------------------------
                            Signature of Stockholder


--------------------------------------------------------------------------------
                           Signature if held jointly

     PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.